Exhibit 99.1
First Niagara Closes $300 Million Senior Notes Offering
BUFFALO, N.Y., March 19, 2010 — First Niagara Financial Group, Inc. (NASDAQ: FNFG) has raised $300 million through its previously announced offering of ten-year fixed-rate senior notes through a syndicate of underwriters led by J.P. Morgan Securities Inc. and Goldman, Sachs & Co.
“We are very pleased with the outcome of this, our initial public debt offering. The execution was well-timed and resulted in even stronger demand and better pricing than we anticipated. As with our three equity offerings over the last eighteen months, the results reflect the strength of our focused and disciplined business model as well as the benefits of our rock solid balance sheet,” First Niagara President and Chief Executive Officer John R. Koelmel said. “As we have consistently stated, the positive benefits of our work for Main Street – our customers, communities and employees – continues to be well-recognized and supported by Wall Street – our investors. This was clearly the right time for us to diversify our investor base, and we look forward to further leveraging our now stronger position to support and stimulate an economic rebound and recovery in all of our markets.”
Prior to this month’s debt offering, First Niagara successfully completed three follow-on stock offerings raising nearly $1.0 billion in equity in September 2009, April 2009 and October 2008.
The company expects to use a portion of the net proceeds to redeem the company’s $150 million in 12% senior notes maturing September 10, 2014 that were issued in September 2009 to National City Bank, a subsidiary of PNC Financial Services Group. That facility was negotiated in connection with the 2009 sale of certain National City branches in Western Pennsylvania to First Niagara. The agreement allows First Niagara to prepay PNC in whole or part prior to maturity without penalty. Proceeds from the debt offering will also be used to pay down an existing $50 million line of credit and for general corporate purposes.

About First Niagara Financial Group: First Niagara Financial Group, Inc., through its wholly owned subsidiary, First Niagara Bank, will have $19.7 billion in assets, 254 branches and $13.7 billion in deposits at the close of its acquisition of Harleysville National Corporation, which is expected in April 2010. First Niagara Bank is a community-oriented bank providing financial services to individuals, families and businesses across Upstate New York and Pennsylvania. For more information, visit www.fnfg.com.
Forward-Looking Statements: This press release contains forward-looking statements with respect to the proposed offering of senior notes by First Niagara Financial Group, Inc. Forward-looking statements are generally identified by the use of words “believe,” “expect,” “intend,” “anticipate,” “estimate,” and other similar expressions. These forward-looking statements involve certain risks and uncertainties. You should not place undue reliance on such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, (1) adverse developments in the capital markets in general or in the markets for financial institutions stock in particular; (2) changes in legislation or regulatory requirements affecting financial institutions, including the current debate in Congress as to restructuring the financial services industry; (3) changes in the interest rate environment; and (4) adverse changes in general economic conditions.
First Niagara Officer Contacts

John R. Koelmel	President and Chief Executive Officer
Michael W. Harrington	Chief Financial Officer
Anthony M. Alessi	Investor Relations Manager
(716) 625-7692
tony.alessi@fnfg.com
Leslie G. Garrity	Public Relations and Corporate Communications Manager
(716) 819-5921
leslie.garrity@fnfg.com